Exhibit 10.2

February 28, 2025

Michael (Joey) Hord

Dear Joey,

We are pleased to offer you the position of Chief Financial Officer at Traeger Pellet Grills, LLC ("Traeger" or the "Company"). This title change will be effective May 2, 2025, pending approval from Traeger’s Board of Directors. This letter contains details regarding compensation for your new role and reconfirms other key terms of your employment.

In this role, you will report to Jeremy Andrus, Chief Executive Officer, and you’ll have the opportunity to be part of our mission to “bring people together to create a more flavorful world” and to live our Traeger values.

Compensation

Base Salary: Effective March 7, 2025, you will receive an annual salary of $425,000, subject to applicable deductions.

Performance Bonus: Beginning with the 2025 performance year, you will be eligible for an annual target bonus of up to 75% of your base salary. Your entitlement to a bonus will be determined by company performance against metrics approved by Traeger’s Board of Directors. These metrics will be set and communicated annually. You must be employed at the time of bonus payments to be eligible.

Long-Term Incentive Plan (LTIP): In addition to your base salary, beginning in 2025, you will be eligible to participate in Traeger’s long-term incentive plan in the form of an annual equity-based compensation award as determined by the Company’s Board of Directors. The target aggregate dollar-denominated value of any such award will be $800,000 and will be comprised of a mix of Restricted Stock Units (RSUs) and Performance Stock Units (PSUs). Any RSU or PSU award and vesting will be subject to your continued employment and will vest according to the terms associated with that grant. Any annual award and vesting will be subject to approval by the Company’s Board of Directors.

One-Time Equity Award: You will also receive a one-time RSU award equivalent to approximately $100,000 in April 2025. The RSU award will vest as to one-third of the restricted stock units underlying the RSU award on each of the first, second, and third anniversaries of the grant date. Vesting will be subject to your continued employment. This award is subject to approval by the Company’s Board of Directors

Benefits and Perks

There are no changes to your eligibility for Traeger’s benefit programs.

Relocation Assistance: Traeger will support your relocation to Salt Lake City with move assistance provided by our relocation vendor, SIRVA. Details of those offerings will be provided to you separately. In addition, Traeger will provide reimbursement for up to $100,000 in home sale closing costs; the reimbursement will be grossed up for tax consideration. Payment will be provided in a lump sum cash payment included in Traeger’s normal payroll cycle upon documentation of closing costs being shared with Jane Carr. Should you voluntarily resign from Traeger within 12 months, Traeger will seek reimbursement for a pro-rated portion of the investment made in your relocation.

Conditions of This Offer
Traeger Pellet Grills, 533 S 400 W, Salt Lake City, UT 84101

Non-Competition, Confidentiality, Non-solicitation Agreement: Your agreements previously signed remain in effect. To obtain a copy of your agreements, please contact Jane Carr.

Employment Status: Traeger Pellet Grills, LLC is an at-will employer, and as such we maintain that Traeger Pellet Grills, LLC or the employee can sever the employment relationship at any time, with or without notice, and with or without cause. You acknowledge that this offer letter, along with the final form of any referenced documents, represents the entire agreement between you and the Company and that no verbal or written agreements, promises or representations that are not specifically state in their offer, are or will be binding upon the Company.

Acceptance: Your signature on this letter and its return to us will indicate your acceptance of our offer and understanding of the terms and conditions on which our offer is based.

We look forward to your continued contributions to our team at Traeger.

Jeremy Andrus
Chief Executive Officer
Traeger Pellet Grills, LLC

___________________________________________                ________________________

/s/ Joey Hord_________________________________              March 7, 2025_____________
Employee Signature                                  Date of Acceptance

Traeger Pellet Grills, 533 S 400 W, Salt Lake City, UT 84101